EXHIBIT 8.01

January 13, 2004

Board of Directors

OPSWARE INC.

599 N. Mathilda Avenue

Sunnyvale, CA 94085

Re:	Exhibit Tax Opinion to the S-4 Registration Statement Filed in Connection With the Merger Transaction Involving Opsware Inc., Tangram Enterprise Solutions, Inc. and TES Acquisition Corp.

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) involving Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (“Tangram”), and TES Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Opsware Inc., a Delaware corporation (“Opsware”). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement initially filed by Opsware on December 19, 2003, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the “S-4 Registration Statement”). This opinion has been requested solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured as a statutory merger of Merger Sub with and into Tangram, with Tangram surviving the merger and becoming a wholly-owned subsidiary of Opsware, all pursuant to the applicable corporate laws of the State of Delaware and the Commonwealth of Pennsylvania and in accordance with the Agreement and Plan of Reorganization by and among Opsware, Tangram, and Merger Sub, dated as of December 4, 2003, and exhibits thereto (collectively, the “Agreement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to Opsware and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at

January 13, 2004

all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

1. The S-4 Registration Statement;

2. The Agreement;

3. Such other instruments and documents related to Opsware, Merger Sub, Tangram and the Merger as we have deemed necessary or appropriate.

In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:

(1) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2) Any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time and thereafter where relevant;

(3) The Merger will be consummated pursuant to the Agreement and will be effective under the laws of the State of Delaware and the Commonwealth of Pennsylvania; and

(4) At all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of Tangram, Opsware or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of Tangram, Opsware or Merger Sub has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Tangram capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein and if the Merger is consummated in accordance with the provisions of the Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that, the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading “Material United States Federal Income Tax Considerations” contained in the S-4 Registration Statement, insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

January 13, 2004

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered solely for the purpose of being included as an exhibit to the S-4 Registration Statement; it may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ FENWICK & WEST LLP

FENWICK & WEST LLP
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS